DocuSign Envelope ID: 795278EF-FFA4-4177-90A8-7AD735951592    Exhibit 10.1

December 30, 2022
Innovate Corp.
295 Madison Avenue, 12th Floor
New York, New York 10017

RE:    Agreement to Vote Excess Shares
Ladies and Gentlemen:
As of the date hereof, Continental General Insurance Company, a Texas domiciled life and health insurance company (“CGIC”), together with certain of its affiliates (collectively, the “CGIC Group”), beneficially owns an aggregate of 8,769,416 shares of common stock, par value $0.001 per share (“Common Stock”), of Innovate Corp., a Delaware corporation (the “Company”). As of the date hereof, CGIC directly beneficially owns 3,639,896 shares of Common Stock, comprised of (i) 1,764,357 shares of Common Stock currently issuable upon conversion of 6,125 shares of Series A-3 Convertible Participating Preferred Stock, par value $0.001 per share (“Series A-3 Preferred Stock”) of the Company and (ii) 1,875,539 shares of Common Stock currently issuable upon conversion of 10,000 shares of Series A-4 Convertible Participating Preferred Stock, par value $0.001 per share (“Series A-4 Preferred Stock” and, together with the Series A-3 Preferred Stock, the “Preferred Stock”) of the Company. CGIC and the Company desire to provide for the voting of that number of shares of the Preferred Stock, to the extent entitled to be voted at each meeting of the stockholders of the Company or participate in each action by written consent of the stockholders of the Company, that result in the CGIC Group beneficially owning shares of Common Stock in excess of 9.9% of the aggregate voting power of the outstanding shares of the Company with respect to such meeting or action by written consent (collectively, the “Excess Shares”), and agree that such Excess Shares shall be voted as provided herein.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:
1.    From the date hereof until such date as CGIC ceases to beneficially own any Excess Shares, CGIC agrees with the Company to vote or cause to be voted the Excess Shares, with respect to each proposal to be voted or otherwise acted upon at each meeting of stockholders of the Company or in each action by written consent, in the same manner as the Minority Holders (as defined below) vote, or take action with respect to, their shares of Common Stock with respect to such proposal (for the avoidance of doubt, if the voting item is approved by the Minority Holders all Excess Shares will be voted in favor of such item, and if the voting item is not approved by the Minority Holders, all Excess Shares will be voted against such item). For purposes of this letter agreement, “Minority Holders” means collectively, all holders of Common Stock that beneficially own less than 10% of the outstanding shares of Common Stock and who vote, or take action with respect to, their shares of Common Stock at such meeting of stockholders of the Company or in such action by written consent.
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DocuSign Envelope ID: 795278EF-FFA4-4177-90A8-7AD735951592

2.    The Company shall provide or cause to be provided to CGIC the results of its voting ("Voting Results") when requested by CGIC to enable the Excess Shares to be voted in the manner set forth herein on a timely basis in advance of each meeting of stockholders of the Company or action by written consent, to the extent such information is in the Company’s or its advisors’ possession. CGIC acknowledges and agrees it is aware (and that other members of the CGIC Group are aware or, upon receipt of any Voting Results, will be advised by you) that (i) the Voting Results contain material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information, including the Voting Results, from purchasing or selling securities of a company until such time as the Voting Results are made public or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

3.    This letter agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements (including, without limitation, the Agreements), commitments, understandings and negotiations with respect thereto.
4.    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
5.    This letter agreement may not be amended, and no provision herein may be waived, except by an instrument in writing signed by the parties hereto.
6.    This letter agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, e-mail or otherwise) to the other parties hereto.
[Signature page follows]

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DocuSign Envelope ID: 795278EF-FFA4-4177-90A8-7AD735951592

Very truly yours,
CONTINENTAL GENERAL INSURANCE COMPANY

By:	/s/ Michael Gorzynski
Name:	Michael Gorzynski
Title:	Executive Chairman

Agreed and accepted as of the date
first written above:

INNOVATE CORP.

By:	/s/ Wayne Barr, Jr.
Name: Wayne Barr, Jr.
Title: President and CEO

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